EXHIBIT 10.01
MARTIN MARIETTA MATERIALS, INC.
AMENDED AND RESTATED
STOCK-BASED AWARD PLAN
Adopted: May 8, 1998
As Amended May 8, 1998,
August 17, 2000, May 22, 2001 and April 3, 2006

MARTIN MARIETTA MATERIALS, INC.
AMENDED AND RESTATED
STOCK-BASED AWARD PLAN
SECTION 1. Establishment and Purpose
     The Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Plan”) was adopted by the shareholders of the Corporation in a manner that complies with Section 162(m) at the shareholders meeting held on May 8, 1998, and subsequently amended and restated by the Board of Directors at its meeting on May 8, 1998, August 17, 2000, May 22, 2001 and April 3, 2006.
     The purpose of this Plan is to benefit the Corporation’s shareholders by encouraging high levels of performance by individuals who are key to the success of the Corporation and to enable the Corporation to attract, motivate, and retain talented and experienced individuals essential to its continued success. This is to be accomplished by providing such employees and directors an opportunity to obtain or increase their proprietary interest in the Corporation’s performance and by providing such employees and directors with additional incentives to remain with the Corporation.
SECTION 2. Definitions
The following terms, as used herein, shall have the meaning specified:
“Affiliate” of a person means any entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person.
“Award” means an award granted pursuant to Section 4 hereof.
“Award Agreement” means an agreement described in Section 7 hereof entered into between the Corporation and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.
“Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means a committee composed of members of, and designated by, the Board of Directors and consisting solely of persons who are both (i) “non-employee directors” within the meaning of Rule 16b-3, and (ii) “outside directors” within the meaning of Section 162(m), as Rule 16b-3 and Section 162(m) may be amended from time to time, which committee shall at all times comprise at least the minimum number of such persons necessary to comply with both Rule 16b-3 and Section 162.
“Corporation” means Martin Marietta Materials, Inc.

“Covered Employee” means a covered employee within the meaning of Section 162(m) or the Treasury Regulations promulgated thereunder.
“Eligible Director” means each director of the Corporation who is not an employee of the Corporation or any Subsidiary.
“Employee” means officers and other key employees of the Corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” means the closing price of the relevant security as reported on the composite tape of New York Stock Exchange issues (or such other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of the security is reported for such date, the next following day for which there is a reported sale. The Committee shall determine the Fair Market Value of any security that is not publicly traded, using such criteria, as it shall determine, in its sole direction, to be appropriate for such valuation.
“Incumbent Board” means a member of the Board of Directors of the Corporation who is not an Acquiring Person, or an affiliate (as defined in Rule 12b-2 of the Exchange Act) or an associate (as defined in Rule 12b-2 of the Exchange Act) of an Acquiring Person, or a representative or nominee of an Acquiring Person.
“Insider” means any person who is subject to Section 16 of the Exchange Act.
“Participant” means an Employee or Eligible Director who has been granted and holds an unexercised or unpaid Award pursuant to this Plan.
“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 or any successor rule or regulation as amended from time to time.
“Section 16” means Section 16 of the Exchange Act or any successor statute and the rules promulgated thereunder by the Securities and Exchange Commission, as they may be amended from time to time.
“Section 162(m)” means Section 162(m) of the Code or any successor statute and the Treasury Regulations promulgated thereunder, as they may be amended from time to time.
“Section 422” means Section 422 of the Code or any successor statute and the Treasury Regulations promulgated thereunder, as they may be amended from time to time.
“Stock” means shares of Common Stock of the Corporation, par value $.01 per share.
“Subsidiary” means any entity directly or indirectly controlled by the Corporation.

SECTION 3. Eligibility
     Awards may be granted (a) to exempt salaried Employees of the Corporation or any Subsidiary who are designated from time to time by the Committee or (b) to Eligible Directors.
     No individual who beneficially owns Stock possessing five percent (5%) or more of the combined voting power of all classes of stock of the Corporation shall be eligible to participate in the Plan.
SECTION 4. Awards
     The Committee may grant any of the following types of Awards, either singly, in tandem or in combination with other Awards, as the Committee may in its sole discretion determine:
(a)	Non-Qualified Stock Options. A Non-Qualified Stock Option is a right to purchase a specified number of shares of Stock during such specified time as the Committee may determine at a price not less than 100% of the Fair Market Value of the Stock on the date the option is granted.
(i)	The purchase price of the Stock subject to the option may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Stock, or through a combination of Stock and cash, or through such other means as the Committee determines are consistent with the Plan’s purpose and applicable law. No fractional shares of Stock will be issued or accepted.

(ii)	Without limiting the foregoing, to the extent permitted by law (including relevant state law), the Committee may agree to accept, as full or partial payment of the purchase price of Stock issued upon exercise of options, (A) a promissory note of the optionee evidencing the optionee’s obligation to make future cash payments to the Corporation, or (B) any other form of payment deemed acceptable to the Committee. Promissory notes referred to in clause (A) above shall be payable as determined by the Committee (but in no event later than five years after the date thereof), shall be secured by a pledge of shares of Stock purchased, and shall bear interest at a rate established by the Committee.

(iii)	No Non-Qualified Stock Option may be exercisable more than ten years after the date the Award is made.
(b)	Incentive Stock Options. An Incentive Stock Option is an Award in the form of an option to purchase Stock that complies with the requirements of Code Section 422 or any successor section.

(i)	To the extent that the aggregate Fair Market Value (determined at the time of the grant of the Award) of the shares subject to Incentive Stock Options, which are exercisable, by one person for the first time during a particular calendar year exceeds $100,000, such excess shall be treated as Non-Qualified Stock Options. For purposes of the preceding sentence, the term “Incentive Stock Option” shall mean an option to purchase Stock that is granted pursuant to this Section 4(b) or pursuant to any other plan of the Corporation, which option is intended to comply with Section 422 of the Code.

(ii)	No Incentive Stock Option may be granted under this Plan after April 3, 2016 or be exercisable more than ten years after the date the Award is made.

(iii)	The exercise price of any Incentive Stock Option shall be no less than Fair Market Value of the Stock subject to the option on the date the Award is made.

(iv)	The Committee may provide that the option price under an Incentive Stock Option may be paid by one or more of the methods available for paying the option price of a Non-Qualified Stock Option.
(c)	Restricted Stock. Restricted Stock is Stock of the Corporation that is issued to a Participant and is subject to restrictions on transfer and/or such other restrictions or incidents of ownership as the Committee may determine.

(d)	Other Stock-Based Incentive Awards. The Committee may from time to time grant Awards under this Plan that provide the Participant with the right to purchase Stock of the Corporation or provide incentive Awards that are valued by reference to the Fair Market Value of Stock of the Corporation (including, but not limited to phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Committee (and may include terms contingent upon a change of control of the Corporation), provided that such Awards shall not be inconsistent with the terms and purposes of the Plan.

(e)	Except as provided in Section 10 hereof, no option or stock appreciation right may be amended to reduce the price per share of the shares subject to such option or the exercise price of such stock appreciation right, as applicable, below the option price or exercise price as of the date the option or stock appreciation right is granted without shareholder approval. In addition, other than as provided in Section 10 hereof, (i) no option or stock appreciation right may be granted in exchange for the cancellation or surrender of an option, stock appreciation right or other award having a lower option price or exercise price and (ii) no option may be granted with an automatic reload feature whereby the Corporation is obligated to grant a new Award hereunder upon the exercise of the option, in either case, without shareholder approval.

SECTION 5. Shares of Stock and Other Stock-Based Awards Available Under Plan
(a)	Subject to the adjustment provisions of Section 10 hereof, (i) the aggregate number of shares with respect to which Awards payable in securities may be granted under the Plan shall be no more than 5,000,000; (ii) the aggregate number of shares with respect to which Awards subject to Restricted Stock under the Plan shall be no more than 1,500,000; and (iii) the aggregate number of shares with respect to which Non-Qualified Stock Options or Incentive Stock Options may be granted to any individual Participant shall be no more than 500,000 in any one year. Awards that are canceled shall be counted against the 500,000 shares per year limit to the extent required by Section 162(m) of the Code.

(b)	Any unexercised or undistributed portion of any cancelled, terminated or forfeited Award (other than an Award terminated or forfeited by reason of the exercise of any Award granted in tandem therewith) and any shares tendered or withheld in satisfaction of tax withholding obligations in connection with an Award shall be available for further Awards in addition to those available under Section 5(a) hereof; provided, however, that from and after May 23, 2006 neither (i) shares tendered as full or partial payment to the Corporation upon exercise of a Non-Qualified Stock Option granted under the Plan, nor (ii) shares subject to stock appreciation rights that are not used to settle the stock appreciation right upon exercise, shall become available for further Awards under the Plan.

(c)	For the purposes of computing the aggregate number of shares with respect to which awards payable in securities may be granted under the Plan, the following rules shall apply:
(i)	except as provided in (v) of this Section, each option shall be deemed to be the equivalent of the maximum number of shares that may be issued upon exercise of the particular option;

(ii)	except as provided in (v) of this Section, each other stock-based Award shall be deemed to be equal to the number of shares to which it relates;

(iii)	except as provided in (v) of this Section, where the number of shares available under the Award is variable on the date it is granted, the number of shares shall be deemed to be the maximum number of shares that could be received under that particular Award.

(iv)	where one or more types of Awards (both of which are payable in Stock or another security) are granted in tandem with each other, such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other type of Award, each such tandem Award shall be deemed to cover only the number of shares to be issued under the surviving tandem component; and

(v)	each share awarded or deemed to be awarded under the preceding subsections shall be treated as shares of Stock, even if the Award is for a security other than Stock.
Additional rules for determining the aggregate number of shares with respect to which awards payable in securities may be granted under the Plan may be made by the Committee, as it deems necessary or appropriate.
SECTION 6. Directors’ Options
(a)	Annual Options. Each Eligible Director shall be granted a Non-Qualified Stock Option to acquire 1,500 shares of Stock annually at the same meeting that options are normally granted to employees of the Corporation, or in such other amount or at such other time as may be determined by the Board of Directors.

(b)	Terms and Conditions. Any Award granted under this Section 6 shall be subject to the following terms and conditions:
(i)	The exercise price of any Non-Qualified Stock Option granted under Section 6 shall be 100% of the Fair Market Value of the Stock on the date the Award is made.

(ii)	Unless otherwise provided by this Plan, a Non-Qualified Stock Option granted under Section 6 shall become exercisable as provided in the Award Agreement.
SECTION 7. Award Agreements
     Each Award under this Plan shall be evidenced by an Award Agreement setting forth the number of shares of Stock, or units subject to the Award and such other terms and conditions applicable to the Award as determined by the Committee.
(a)	Award Agreements shall include the following terms:
(i)	Termination of Employment or Service as Director: A provision describing the treatment of an Award in the event of the retirement, disability, death or other termination of a Participant’s employment with the Corporation or Subsidiary or service as a Director, including but not limited to terms relating to the vesting, time for exercise, forfeiture or cancellation of an Award in such circumstances.

(ii)	Rights as Shareholder: A provision that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record. Except as provided in Section 10 hereof, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment, in which case, grants of dividend equivalents or similar rights shall not be considered to be a grant of any other shareholder right.

(iii)	Withholding: A provision requiring the withholding of applicable taxes required by law from all amounts paid in satisfaction of an Award. In the case of an Award paid in cash, the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Participant. In the case of Awards paid in shares of Stock or other securities of the Corporation, a Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be deducted from the payment to satisfy the obligation in full or in part. The number of shares to be deducted shall be determined by reference to the Fair Market Value as determined by the Committee.

(iv)	Execution: A provision stating that no Award is enforceable until the Award Agreement or a receipt has been signed by the Participant and the Chairman or the Chief Executive Officer of the Corporation (or his delegate). By executing the Award Agreement or receipt, a Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

(v)	Exercise and Payment: The permitted methods of exercising and paying the exercise price with respect to the Award.

(vi)	Minimum Vesting: The Committee shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, provided that, except in the case of Awards made in connection with Directors or the recruitment of new Employees (including new officers), or as otherwise provided in Section 11 hereof, or otherwise provided by the Award Agreement in connection with retirement, disability or death of the participant, (i) Non-Qualified Stock Options shall vest in equal annual installments over a period of not less than three years and (ii) Restricted Stock shall vest not earlier than three years from the grant date of the Award.
(b)	Award Agreements may include the following terms:
(i)	Replacement and Substitution: Any provisions (A) permitting the surrender of outstanding Awards or securities held by the Participant in order to exercise or realize rights under other Awards, or in exchange for the grant of new Awards under similar or different terms or, (B) requiring holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan.

(ii)	Other Terms: Such other terms as are necessary and appropriate to effect an Award to the Participant including but not limited to the term of the Award, vesting provisions, any requirements for continued employment with the Corporation or any Subsidiary, any other restrictions or conditions (including performance requirements) on the Award and the method by which restrictions or conditions lapse, the effect on the Award of a change in control, the price and the amount or value of Awards.
SECTION 8. Amendment and Termination
     The Board of Directors may at any time amend, suspend or discontinue the Plan. The Committee may at any time alter or amend any or all Award Agreements under the Plan to the extent permitted by law. However, no such action by the Board or the Committee may, without approval of the shareholders of the Corporation, be effective, if shareholder approval would be required pursuant to the rules and regulations of the New York Stock Exchange or to keep the Plan and the Awards made thereunder in compliance with Sections 162(m) or 422, as applicable.
SECTION 9. Administration
(a)	The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

(b)	The Committee shall periodically determine the Participants in the Plan, except with respect to Eligible Directors, and the nature, amount, pricing, timing, and other terms of Awards to be made to such individuals.

(c)	The Committee shall have the power to interpret and administer the Plan. All questions of interpretation with respect to the Plan, the terms of any Award Agreements and, except with respect to Eligible Directors, the number of shares of Stock, or units granted, shall be determined by the Committee and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern.

(d)	It is the intent of the Corporation that this Plan and Awards hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Insiders, satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 9(d), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applicable to Insiders to the extent permitted by law and deemed advisable by the Committee.

(e)	It is the intent of the Corporation that this Plan and Awards hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Covered Employees, satisfies the applicable requirements of Section 162(m), so that the Corporation will be entitled, to the extent possible, to deduct compensation paid under the Plan and otherwise to such Covered Employees and will not be subjected to avoidable loss of deductions thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 9(e), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applicable to Covered Employees to the extent permitted by law and deemed advisable by the Committee.

(f)	The Committee may delegate to the officers or employees of the Corporation the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards thereunder as these relate to Insiders or Covered Employees, including but not limited to decisions regarding the timing, eligibility, pricing, amount or other material term of such Awards.
SECTION 10. Adjustment Provisions
(a)	In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, merger or consolidation, reorganization, combination or exchange of shares or other similar corporate change, the number of shares of Stock (or other securities) then remaining subject to this Plan, and the maximum number of shares that may be issued to anyone pursuant to this Plan, including those that are then covered by outstanding Awards, shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased and the price for each share then covered by an outstanding Award shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the price for each share then covered by an outstanding Award, shall be proportionately increased.

(b)	The Committee shall make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an Award as the result of any transaction affecting the securities subject to the Plan not described in (a), or as is required or authorized under the terms of any applicable Award Agreement.

SECTION 11. Change in Control
(a)	Subject to Sections 5, 8 and 10, in the event of a change in control of the Corporation, in addition to any action required or authorized by the terms of any Award Agreement, all time periods for purposes of vesting in, or realizing gain from, any and all outstanding Awards made pursuant to this Plan will automatically accelerate.

(b)	For the purposes of this Section, a “Change in Control” shall mean on or after the effective date of the Plan,
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the fully diluted shares of Stock, as reflected on the Corporation’s financial statements (the “Outstanding Corporation Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Corporation or any “affiliate” of the Corporation, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation, or (3) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

(ii)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation, or such corporation resulting from such Business Combination or any Affiliate of such corporation) beneficially owns, directly or indirectly, 40% or more of, respectively, the fully diluted shares of common stock of the corporation resulting from such Business Combination, as reflected on such corporation’s financial statements, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
SECTION 12. Unfunded Plan
     The Plan shall be unfunded. Neither the Corporation nor the Board of Directors shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Corporation, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under the Plan.
SECTION 13. Limits of Liability
(a)	Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b)	Neither the Corporation nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken, in good faith under the Plan.
SECTION 14. Rights of Employees
(a)	Status as an eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Employee or to eligible Employees generally.

(b)	Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or constitute any contract or limit in any way the right of the Corporation to change such person’s compensation or other benefits or to terminate the employment of such person with or without cause.
SECTION 15. Duration
     The Plan shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreement, provided that Awards under the Plan may only be granted until December 31, 2016.
SECTION 16. Governing Law
     The Plan shall be governed by the laws of the State of North Carolina.